Mark Griffin, Investors 629-213-5672 Mark.Griffin@alliancebernstein.com Carly Symington, Media (US) 615-417-5701 Carly.Symington@alliancebernstein.com

AllianceBernstein Announces New Leadership Appointments

Kate Burke now Chief Operating Officer and Chief Financial Officer; Onur Erzan now Head of Global Client Group and Head of Private Wealth

Nashville, Tenn., July 6, 2022 – AllianceBernstein Holding L.P. (NYSE: AB) and AllianceBernstein L.P. (“AB”), a leading global investment management and research firm, today announced new leadership appointments for the firm.

Kate Burke has been appointed Chief Financial Officer (“CFO”), effective immediately. She assumes this role while maintaining her role as Chief Operating Officer (“COO”). Ms. Burke has stepped down from her role as Head of Bernstein Private Wealth. Onur Erzan, AB’s Head of Global Client Group, has been appointed Head of Bernstein Private Wealth, in addition to his Client Group role.

“The success of our firm is engrained in our ability to meet our clients’ needs, evolve, and identify areas to move the firm forward,” said AB President and CEO Seth Bernstein. “This leadership transition further positions AllianceBernstein to succeed in the future.”
In her dual roles as COO and CFO, Ms. Burke will now oversee Finance, Strategy, and Responsibility, while continuing oversight of all corporate functions as COO. Ms. Burke succeeds interim CFO Bill Siemers, who will return to his prior role as Corporate Controller & Chief Accounting Officer and remain on the firm’s Operating Committee.

Mr. Erzan has been with the firm as Head of Global Client Group since January 2021. Prior to joining AB, he was at McKinsey & Company for more than 19 years, where he was a senior partner and co-leader of McKinsey’s Wealth Management & Asset Management. Mr. Erzan will be responsible for the entire Private Wealth Business, while continuing oversight of Global Client Group, which includes the product and distribution functions for AB’s Institutional and Retail businesses.

These leadership changes take effect immediately. Ms. Burke will remain in Nashville, and Mr. Erzan will remain in New York City.

About AllianceBernstein (AB)
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals, and private wealth clients in major world markets. As of May 31, 2022, AllianceBernstein had $687 billion in assets under management. Additional information about AB may be found on our website, www.alliancebernstein.com.